UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 6, 2006 (August 31, 2006)
GOLDLEAF FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Tennessee	000-25959	62-1453841
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
9020 Overlook Boulevard, Third Floor, Brentwood, Tennessee 37027
(Address of principal executive offices)
615-221-8400
(Registrant’s telephone number, including area code)
Private Business, Inc.
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Fifth Amendment to Credit Agreement
     Goldleaf Financial Solutions, Inc., the registrant (“Goldleaf”) entered into a fifth amendment, effective August 31, 2006 (the “Fifth Amendment”), to its credit agreement with Bank of America, N.A. (the “Credit Agreement”), originally dated January 19, 2004, as amended and restated on January 23, 2006 and as further amended on February 17, 2006, April 5, 2006, May 3, 2006 and June 15, 2006. In the Fifth Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated into this Item 1.01 by reference, the parties thereto agreed to certain changes to the Credit Agreement, including the following changes:
•	extended the maturity of the $6,000,000 Term B Loan from September 30, 2006 to January 31, 2007;

•	reduced the interest rate on the Term B Loan from three percent over LIBOR to one and one-fourth percent over LIBOR;

•	increased the Funded Debt to EBITDA Ratio from 2.00:1 to 2.25:1 for the period beginning July 1, 2006 and ending March 31, 2007;

•	increased the amount of permitted annual capital expenditures from $2,500,000 to $3,000,000; and

•	extended, from October 31, 2006 to March 31, 2007, the period in which Goldleaf may have up to $1,500,000 in capital lease obligations that are assumed in connection with investments or acquisitions.
     This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Fifth Amendment.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On August 31, 2006, Goldleaf entered into a Fifth Amendment to its Amended and Restated Credit Agreement as described in Item 1.01, which text is incorporated into this Item 2.03 by reference.
Item 8.01. Other Events.
     On September 1, 2006, the Company issued a press release announcing that it had entered into a Fifth Amendment to its Amended and Restated Credit Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Number	Exhibit
10.1	Fifth Amendment to Amended and Restated Credit Agreement.

99.1	Press Release dated September 1, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
By:	/s/ Michael Berman
	Name:	Michael Berman
	Title:	General Counsel and Secretary

Date: September 6, 2006